Exhibit 12
                          AMERICAN EXPLORATION COMPANY
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                    (IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)
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                                                            FOR THE SIX                      YEAR ENDED DECEMBER 31,
                                                           MONTHS ENDED    ---------------------------------------------------------
                                                              6/30/95       1994         1993         1992         1991        1990
                                                           ------------   -------      -------      -------      -------      ------
EARNINGS:
(+) Pretax income from continuing
      operations .......................................         506      (60,690)     (18,681)     (68,791)     (24,006)      4,298
(+) Interest expense (b) ...............................       3,851        6,638        6,847        9,485       13,609      10,322
(+) Amortization of debt expense .......................         303        2,779          739        1,292         --          --
(+) Rent representative of interest factor .............         471        1,284        1,533        1,726        1,697       1,245
                                                              ------      -------      -------      -------      -------      ------
                                                               5,131      (49,989)      (9,562)     (56,288)      (8,700)     15,865
                                                              ------      -------      -------      -------      -------      ------
FIXED CHARGES:
(+) Interest expensed or capitalized (b) ...............       4,545        8,134        9,193       12,786       17,081      10,322
(+) Amortization of debt expense .......................         303        2,779          739        1,292         --          --
(+) Rent representative of interest factor .............         471        1,284        1,533        1,726        1,697       1,245
                                                              ------      -------      -------      -------      -------      ------
                                                               5,319       12,197       11,465       15,804       18,778      11,567
                                                              ------      -------      -------      -------      -------      ------
PREF. STOCK DIV. REQUIREMENTS (a) ......................         900        1,800           75         --             65         244
                                                              ------      -------      -------      -------      -------      ------
COVERAGE EXCESS (DEFICIENCY) ...........................      (1,088)     (63,986)     (21,102)     (72,092)     (27,543)      4,054
                                                              ======      =======      =======      =======      =======      ======
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS ......................................        0.83        (3.57)       (8.83)       (3.56)       (0.46)       1.34
                                                              ======      =======      =======      =======      =======      ======
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(a) There was no preferred stock outstanding during 1992.

(b) For 1991 and prior, financing costs are included in interest expense.
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